EXHIBIT 15




TXU Corp.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of TXU Corp., and subsidiaries for the periods ended March 31 and June 30, 2000 and 1999 as indicated in our reports dated May 15 and August 7, 2000, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which are included in TXU Corp.'s Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2000 are incorporated by reference in this Registration Statement on Form S-3 of TXU Corp.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas
November 6, 2000